Exhibit 8.3

通 商 律 師 事 務 所

Commerce & Finance Law Offices

 6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add : beijing@tongshang.com  Website: www.tongshang.com.cn

March 14, 2011

Qihoo 360 Technology Co. Ltd.

Block 1, Area D, Huitong Times Plaza,

No. 71 Jianguo Road, Chaoyang District,

Beijing 100025

People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC.

We have acted as PRC counsel for Qihoo 360 Technology Co. Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on March 14, 2011, relating to the offering by the Company of American Depositary Shares (“ADSs”), representing Class A ordinary shares, par value US$ 0.001 per share, of the Company and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and authenticity of the originals of such latter documents.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth under the caption “Taxation-People’s Republic of China Taxation” insofar as they purport to constitute summaries of matters of PRC enterprise income tax law and regulations, constitute accurate summaries of the matters described therein in all material respects.

We do not express any opinion herein concerning any law other than the enterprise income tax law of the PRC.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm under the headings “Taxation” in the Registration Statement.

Sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices